Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-4 is a part, of the report dated July 16, 2017 relative to the financial statements of Success ATI Modular Technology Corp. as of December 31, 2016, June 30, 2016 and June 30, 2015 and for the six months ended December 31, 2016 and for each of the years in the two-year period ended June 30, 2016.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/Yichien Yeh, CPA
Yichien Yeh, CPA
Oakland Gardens, New York
February 8, 2018